Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related Prospectus of John Hancock Life Insurance Company for the registration of John Hancock Life Insurance Company’s SignatureNotes and to the incorporation by reference therein of our report dated February 28, 2005, with respect to the consolidated financial statements and schedules of John Hancock Life Insurance Company included in John Hancock Life Insurance Company’s Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 19, 2005